                                                                     EXHIBIT 1.2


                             UNDERWRITING AGREEMENT
                                     (TERMS)

                             ----------------------

                                 $1,000,000,000

                              6.500% Notes due 2016

                             ----------------------

                                February 3, 2006

HCA Inc.
One Park Plaza
Nashville, Tennessee 37203


Dear Sirs/Madams:

         The underwriters set forth below (the "Underwriters"), for which Citigroup Global Markets Inc. and Banc of America Securities LLC are acting as Managers (the "Managers"), understand that HCA Inc., a Delaware corporation (the "Company"), proposes to issue and sell $1,000,000,000 aggregate principal amount of its 6.500% Notes due 2016 (the "Offered Securities"). The Offered Securities will be issued pursuant to the provisions of an Indenture dated as of December 16, 1993, as supplemented (the "Indenture"), between the Company and The Bank of New York, as successor trustee (the "Trustee").

         Subject to the terms and conditions set forth or incorporated by reference herein, the Company hereby agrees to sell and the Underwriters agree to purchase, severally and not jointly, the respective principal amounts of the Offered Securities set forth below opposite their names.

                                                             Principal Amount
                                                             of 6.500% Notes
                                                                 due 2016
                                                             ----------------
             Citigroup Global Markets Inc.                   $    170,000,000
             Banc of America Securities LLC                       170,000,000
             Deutsche Bank Securities Inc.                        170,000,000
             Wachovia Capital Markets, LLC                        170,000,000
             Mizuho International plc                              60,000,000
             Scotia Capital (USA) Inc.                             60,000,000
             SunTrust Capital Markets, Inc.                        60,000,000
             J.P. Morgan Securities Inc.                           32,500,000
             Merrill Lynch, Pierce, Fenner & Smith
             Incorporated                                          32,500,000
             BNY Capital Markets, Inc.                             25,000,000
             Calyon Securities (USA) Inc.                          25,000,000

             KeyBanc Capital Markets, a Division of
             McDonald Investments Inc.                             25,000,000
                                                             ----------------

                                                             ================
             Total                                           $  1,000,000,000
                                                             ================

         The Underwriters will pay for the Offered Securities upon delivery thereof at the offices of Citigroup Global Markets Inc. or through the facilities of The Depository Trust Company at 10:00 a.m. (New York time) on February 8, 2006 (the "Closing Date").

         The Offered Securities shall have the terms set forth in the Prospectus dated April 21, 2005, and the Prospectus Supplement dated February 3, 2006, including the following:

         Public Offering Price:         99.570% of principal amount

         Purchase Price:                98.445% of principal amount

         Underwriters' Discount:        1.125%

         Maturity Date:                 February 15, 2016

         Interest Rate:                 6.500%

         Interest Payment Dates:        February 15 and August 15 of each year,
                                        commencing August 15, 2006. Interest
                                        accrues from February 8, 2006.

         Redemption Provisions:         The Company may, at its option, redeem
                                        the Offered Securities at any time and
                                        from time to time, in whole or in part,
                                        at a redemption price equal to the
                                        greater of (1) 100% of the principal
                                        amount of the Offered Securities to be
                                        redeemed or (2) the sum of the present
                                        values of the remaining scheduled
                                        payments of principal and interest on
                                        the Offered Securities to be redeemed
                                        discounted to the date of redemption at
                                        the then current ten year treasury rate
                                        plus 30 basis points.

         Current Ratings:               Standard & Poor's Ratings Service --BB+
                                        Moody's Investors Service, Inc. -- Ba2

         All provisions contained in the document entitled Underwriting Agreement Standard Provisions (Debt Securities), dated as of December 21, 2004, a copy of which is attached hereto, are incorporated by reference in their entirety herein and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein, except that (i) if any term defined in such document is otherwise defined herein, the definition set forth herein shall control, (II) all references in such document to a type of security that is not an Offered Security shall not be deemed to be a part of this Agreement, (III) all references in such document to a type of agreement that has not been entered into in connection with the transactions contemplated hereby shall not be deemed to be a part of this Agreement, (IV) Section 1(b) shall be amended to provide that at the Execution Time, the Disclosure Package and the final term sheet prepared and filed pursuant to Section 6(j) hereto, when taken together as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; and to further provide that the preceding sentence does not apply to statements in or omissions from the Disclosure Package and the final term sheet based upon and in conformity with written information furnished to the Company by any Underwriter through the Managers specifically for use therein, (v)
Section 1(c) shall be amended to insert "Disclosure Package and the Final" prior to Prospectus, (VI) Section 1(d) shall be amended to insert "Disclosure Package and the Final" prior to Prospectus, (VII) Section 1(l) shall be amended to insert "Disclosure Package and the Final" prior to each occurrence of the term Prospectus, (VIII) Section 1 shall be amended to add thereunto a new Section 1(x) to provide that at the Execution Time (with such date being used as the determination date for purposes of this Section 1(x)) the Company was or is (as the case may be) a "well-known seasoned issuer" as defined in Rule 405, (IX)
Section 1 shall be amended to add thereunto a new Section 1(y) to provide that as of the Execution Time (with such date being used as the determination date for purposes of this Section 1(y)) the Company was not and is not an Ineligible Issuer (as defined in Rule 405), without taking account of any determination by the Commission pursuant to Rule 405 that it is not necessary that the Company be considered an Ineligible Issuer, (x) Section 1 shall be amended to add thereunto a new Section 1(z) to provide that each Issuer Free Writing Prospectus and the final term sheet prepared and filed pursuant to Section 6(j) hereto do not include any information that conflicts with the information contained in the Registration Statement, including any document incorporated therein and any prospectus supplement deemed to be a part thereof that has not been superseded or modified; and to further provide that the foregoing sentence does not apply to statements in or omissions from the Disclosure Package based upon and in conformity with written information furnished to the Company by any Underwriter through the Managers specifically for use therein, (XI) Section 5(c)(i) shall be amended to insert "Disclosure Package and the Final" prior to Prospectus, (XII)
Section 5(c)(ii) shall be amended to insert "Disclosure Package and the Final" prior to Prospectus, (XIII) Section 5(c)(x) shall be amended to insert "Disclosure Package and the Final" prior to Prospectus, (XIV) Section 5(c)(xi)(A) shall be amended to include the statements in the Prospectus Supplement under the captions the "Description of the Notes", (XV) Section 5(c)(xii) shall be amended to insert "Disclosure Package and the Final" prior to Prospectus, (XVI) Section 5(c)(xvi) shall be amended to insert "Disclosure Package and the Final" prior to each occurrence of the term Prospectus, (XVII)
Section 5(c)(xix) shall be added in its entirety to provide that such counsel has no reason to believe that the documents specified in a schedule to such counsel's letter, consisting of those included in the Disclosure Package and the final term sheet prepared and filed pursuant to Section 6(j) hereto, when taken together as a whole, as of the Execution Time, contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of circumstances under which they were made, not misleading; and to further provide that such counsel may state that his belief is based upon his participation in the preparation of the Disclosure Package and the final term sheet, his consultation with other officers of the Company who have participated in the preparation of the Disclosure Package and the final term sheet and upon his review and discussion of the contents thereof, but are without independent check or verification, except as specified, (XVIII) Section 5(e) shall be amended and restated to provide that (A) the Managers shall have received on February 3, 2006, a letter, dated such date, in form and substance satisfactory to the Managers, from the Company's independent public accountants, containing statements and information of the type ordinarily included in accountants' "comfort letters" to underwriters with respect to the financial statements and certain financial information contained in or incorporated by reference into the Disclosure Package and the Final Prospectus and (B) on the Closing Date, the Manager's shall have received a letter, dated the Closing Date, in form and substance satisfactory to the Managers, from the Company's independent public accountants confirming their statements and conclusions as set forth in the comfort letter delivered to the Managers on February 3, 2006, (XIX) Section 5(e) shall be amended and restated to insert "Disclosure Package and the Final" prior to the term Prospectus, (XX) Section 5 shall be amended to add thereunto a new Section 5(f) to provide that the Final Prospectus, and any supplement thereto, have been filed in the manner and within the time period required by Rule 424(b); the final term sheet contemplated by Section 6(j) hereto, and any other material required to be filed by the Company pursuant to Rule 433(d) under the Act, shall have been filed with the Commission within the applicable time periods prescribed for such filings by Rule 433; and no stop order suspending the effectiveness of the Registration Statement or any notice that would prevent its use shall have been issued and no proceedings for that purpose shall have been instituted or threatened, (XXI) Section 6 shall be amended to add thereunto a new Section 6(j) to provide that the Company covenants to prepare a final term sheet, containing solely a description of the Offered Securities, in a form approved by you and to file such term sheet pursuant to Rule 433(d) within the time required by such Rule, (XXII) Section 6 shall be amended to add thereunto a new Section 6(k) to provide that the Company covenants if there occurs an event or development as a result of which the Disclosure Package would include an untrue statement of a material fact or would omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances then prevailing, not misleading, the Company will notify promptly the Managers so that any use of the Disclosure Package may cease until it is amended or supplemented, (XXIII) Section 6 shall be amended to add thereunto a new Section 6(l) to provide that the Company agrees that, unless it obtains the prior written consent of the Managers, and each Underwriter, severally and not jointly, agrees with the Company that, unless it has obtained or will obtain, as the case may be, the prior written consent of the Company, it has not made and will not make any offer relating to the Offered Securities that would constitute an Issuer Free Writing Prospectus or that would otherwise constitute a "free writing prospectus" (as defined in Rule 405) required to be filed by the Company with the Commission or retained by the Company under Rule 433, other than the final term sheet prepared and filed pursuant to Section 6(j) hereto; provided that the prior written consent of the parties hereto shall be deemed to have been given in respect of the Free Writing Prospectuses included in Schedule II hereto; to further provide that any such free writing prospectus consented to by the Managers or the Company is hereinafter referred to as a "Permitted Free Writing Prospectus;" and to further provide that the Company agrees that (A) it has treated and will treat, as the case may be, each Permitted Free Writing Prospectus as an Issuer Free Writing Prospectus and (B) it has complied and will comply, as the case may be, with the requirements of Rules 164 and 433 applicable to any Permitted Free Writing Prospectus, including in respect of timely filing with the Commission, legending and record keeping, (XXIV) Section 7(a) shall be amended to insert "any Issuer Free Writing Prospectus or the information contained in the final term sheet required to be prepared and filed pursuant to Section 6(j) hereto" after Prospectus (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto); and further amended to delete "provided, however, that the indemnity agreement contained in this paragraph (a) with respect to a preliminary prospectus or amended preliminary prospectus shall not inure to the benefit of any Underwriter (or to the benefit of any person controlling such Underwriter) from whom the person asserting any such losses, claims, damages and liabilities purchased the Offered Securities which are the subject thereof, if the Prospectus corrected any such alleged untrue statement or omission and if such Underwriter failed to send or give, if required by law to have been sent or given, a copy of the Prospectus (excluding the documents incorporated by reference therein) to such person in connection with the confirmation of the sale of such Offered Securities to such person and the untrue statement in or omission from such preliminary prospectus was corrected in the Prospectus unless, in either case, such failure to deliver the Prospectus was a result of non-compliance by the Company with Section 6(a)", (XXV) Section 15 shall be added in its entirety to provide the following definitions:
"Disclosure Package" shall mean (A) the Basic Prospectus, as amended and supplemented to the Execution Time, (B) the Issuer Free Writing Prospectuses, if any, identified in Schedule II hereto, and (C) any other Free Writing Prospectus that the parties hereto shall hereafter expressly agree in writing to treat as part of the Disclosure Package; "Effective Date" shall mean each date and time that the Registration Statement and any post-effective amendment or amendments thereto became or become effective; "Execution Time" shall mean the date and time that this Agreement is executed and delivered by the parties hereto; "Final Prospectus" shall mean the prospectus supplement relating to the Offered Securities that was first filed pursuant to Rule 424(b) after the Execution Time, together with the Basic Prospectus; "Free Writing Prospectus" shall mean a free writing prospectus, as defined in Rule 405; and "Issuer Free Writing Prospectus" shall mean an issuer free writing prospectus, as defined in Rule 433.

         As evidenced by the Company's countersignature of this Agreement, the Company hereby confirms its engagement of the services of Wachovia Capital Markets, LLC as, and hereby confirms its agreement with the Company to render services as, a "qualified independent underwriter," within the meaning of Section (b)(15) of Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc., with respect to the offering and sale of the Offered Securities. As compensation for the services of Wachovia Capital Markets, LLC hereunder as a "qualified independent underwriter," the Company agrees to pay Wachovia Capital Markets, LLC $1,000 on the Closing Date.

         Wachovia Capital Markets, LLC hereby represents and warrants to, and agrees with, the Company and the Underwriters that with respect to the offering and sale of the Offered Securities as described in the Prospectus and Prospectus
Supplement:

         (i) Wachovia Capital Markets, LLC constitutes a "qualified independent underwriter" within the meaning of Section (b)(15) of Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc.;

         (ii) Wachovia Capital Markets, LLC has participated in the preparation of the Registration Statement, the Prospectus and the Prospectus Supplement and has exercised the usual standards of "due diligence" in respect thereto;

         (iii) Wachovia Capital Markets, LLC has undertaken the legal responsibilities and liabilities of an underwriter under the Securities Act of 1933, as amended, specifically including those inherent in Section 11 thereof; and

         (iv) Based upon (A) a review of the Company, including an examination of the Registration Statement, information regarding the earnings, assets, capital structure and growth rate of the Company and other pertinent financial and statistical data, (B) inquiries of and conferences with the management of the Company and its counsel and independent public accountants regarding the business and operations of the Company, (C) consideration of the prospects for the industry in which the Company competes, estimates of the business potential of the Company, assessments of its management, the general condition of the securities markets, market prices of the capital stock and debt securities of, and financial and operating data concerning, companies believed by Wachovia Capital Markets, LLC to be comparable to the Company with debt securities of maturity and seniority similar to the Offered Securities and the demand for securities of comparable companies similar to the Offered Securities, and (D) such other studies, analyses and investigations as Wachovia Capital Markets, LLC has deemed appropriate, and assuming that the offering and sale of the Offered Securities is made as contemplated herein and in the Prospectus and Prospectus Supplement, Wachovia Capital Markets, LLC recommends, as of the date of the execution and delivery of this Agreement, that the yield on the Offered Securities be not less than 6.559%, which minimum yield should in no way be considered or relied upon as an indication of the value of the Offered Securities.

         Wachovia Capital Markets, LLC hereby agrees with the Company and the Underwriters that, as part of its services hereunder, in the event of any amendment or supplement to either the Prospectus or the Prospectus Supplement, Wachovia Capital Markets, LLC will render services as a "qualified independent underwriter," in accordance with Rule 2710 of the Conduct Rules of the National Association of Securities Dealers, Inc., as such term is defined in Section
(b)(15) of Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc. with respect to the offering and sale of the Offered Securities as described in either the Prospectus or the Prospectus Supplement, as so amended or supplemented, that are substantially the same as those services being rendered with respect to the offering and sale of the Offered Securities as described in the Prospectus and the Prospectus Supplement (including those described above).

         Without limitation and in addition to its obligations under the indemnification and contribution provisions of the Underwriting Agreement Standard Provisions (Debt Securities), which are incorporated herein by reference, the Company agrees to indemnify and hold harmless Wachovia Capital Markets, LLC and its affiliates, and each person, if any who controls Wachovia Capital Markets, LLC and its affiliates within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, from and against any and all losses, claims, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) arising out of or based upon Wachovia Capital Markets, LLC acting as a "qualified independent underwriter"

(within the meaning of Rule 2720 of the NASD's Conduct Rules) in connection with the offering contemplated by this Agreement; provided, however, that the Company shall not be liable in any such case to the extent that any such loss, claim, damage, liability or expense results from the gross negligence or willful misconduct of Wachovia Capital Markets, LLC. The Company agrees to cooperate with Wachovia Capital Markets, LLC to enable it to perform the services contemplated by this Agreement.

         Please confirm your agreement by having an authorized officer sign a copy of this Underwriting Agreement in the space set forth below.





                            [Signature Page Follows.]

                                     Very truly yours,

                                     By:      Citigroup Global Markets Inc.


                                     By:      /s/ Anne Clarke Wolff
                                              -------------------------------
                                     Name:    Anne Clarke Wolff
                                              -------------------------------
                                     Title:   Managing Director
                                              -------------------------------

                                     Acting on behalf of itself and the several
                                     Underwriters named herein.

                                     Very truly yours,

                                     By:      Banc of America Securities LLC


                                     By:      /s/ R. Sean Snipes
                                              ---------------------------------
                                     Name:    R. Sean Snipes
                                              ---------------------------------
                                     Title:   Managing Director
                                              ---------------------------------

                                     Acting on behalf of itself and the several
                                     Underwriters named herein.

                                  Very truly yours,

                                  By:      Wachovia Capital Markets, LLC


                                  By:      /s/ Steven J. Taylor
                                           ------------------------------------
                                  Name:    Steven J. Taylor
                                           ------------------------------------
                                  Title:   Managing Director
                                           ------------------------------------


                                  Acting as "qualified independent underwriter" as set forth herein

Accepted:

HCA Inc.


By:      /s/ David G. Anderson
         ------------------------------------------
Name:    David G. Anderson
         ------------------------------------------
Title:   Senior Vice President and Treasurer
         ------------------------------------------

                                   Schedule II

                            Free Writing Prospectuses


Issuer Free Writing Prospectus filed pursuant to Rule 433, supplementing the Preliminary Prospectus Supplement, dated February 3, 2006, Registration No. 333-121520, February 3, 2006.























                                      S-1